APPENDIX A




Fund                                                               Annual Fee

The 59 Wall Street Inflation-Indexed Securities Fund                   0.25%

The 59 Wall Street U.S. Equity Fund                                    0.25%

The 59 Wall Street Small Company Fund                                  0.25%

The 59 Wall Street European Equity Fund                                0.25%

The 59 Wall Street Pacific Basin Equity Fund                           0.25%

The 59 Wall Street International Equity Fund1                          0.25%

The 59 Wall Street Emerging Markets Fund2                              0.25%

The 59 Wall Street Mid-Cap Fund3                                       0.25%

The 59 Wall Street Tax-Efficient Equity Fund4                          0.25%



WS5182C
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1 Added August 23, 1994.
2 Added February 18, 1997.
3Added August 19, 1997.
4Added August 11, 1998.